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                                                                    EXHIBIT 3.1

                     RESTATED ARTICLES OF INCORPORATION OF

                            SCOPUS TECHNOLOGY, INC.



  Ori S. Sasson and A. Aaron Omid certify that:

  1. They are the Chairman and Chief Executive Officer, and the Secretary, respectively, of Scopus Technology, Inc., a California corporation.

  2. The Articles of Incorporation of this Corporation are restated to read in full as follows:


                                  "Article I
                                   ---------

  The name of this Corporation is Scopus Technology, Inc.

                                  Article II
                                  ----------

  The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  Article III
                                  -----------

  This Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock". The total number of shares which this Corporation is authorized to issue is 52,500,000. The number of shares of Common Stock which this Corporation is authorized to issue is 50,000,000, par value $0.001 per share. The number of shares of Preferred Stock which this Corporation is authorized to issue is 2,500,000 shares of Preferred Stock, par value $0.01 per share, all of which shares shall initially be undesignated as to series.

  Any Preferred Stock not designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number

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of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

  Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurcase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

  The Corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                                  Article IV
                                  ----------

Section 1.  Limitation of Director's Liability.
            ----------------------------------

  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.  Indemnification of Corporate Agents.
            -----------------------------------

  The Corporation is authorized to provide indemnification of the directors and officers of the Corporation to the fullest extent permissible under California law.

Section 3.  Repeal or Modification.
            ----------------------

  Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."



  3. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors of this corporation.

  4. The foregoing Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the corporation on the date of approval was 6,319,427 shares. The total number of outstanding shares of Preferred Stock of the Corporation on the date of approval was 1,590,910 shares of Series A Preferred Stock, 1,263,333 shares of Series B-1

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Preferred Stock and zero (0) shares of Series B-2 Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock, voting as a separate class, more than 50% of the outstanding shares of Series A Preferred, voting as a separate class, and more than 50% of the Series B Preferred Stock, voting as a seperate class. Prior to the filing of these Restated Articles of Incorporation, all outstanding shares of Preferred Stock will be converted into Common Stock.

  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  November 16, 1995.


                                    /s/Ori S. Sasson
                                    ---------------------------
                                    Ori S. Sasson, Chairman and
                                    Chief Executive Officer


                                    /s/A. Aaron Omid
                                    ---------------------------
                                    A. Aaron Omid, Secretary

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